Exhibit 10.15.1

FIRST AMENDMENT TO NCR CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, the NCR Corporation (the “Company”) has previously adopted the Company’s Change in Control Severance Plan (the “Plan”); and

WHEREAS, the Plan provides that the Compensation and Human Resource Committee of the Board of Directors of the Company (the “Compensation Committee”) may establish and fund a grantor trust upon the occurrence of a Change in Control (as defined in the Plan);

WHEREAS, the Pension Protection Act of 2006 (the “Act”) has recently been signed into law and is currently effective; and

WHEREAS, the Act imposes significant tax penalties on senior executives of companies that set aside assets, or participate in a plan that provides for the setting aside of assets, to fund deferred compensation plan benefits for current and former Section 16 officers and “covered employees” under Section 162(m) of the Code during specified periods; and

WHEREAS, the Board of Directors of the Company (the “Board”) wishes to minimize the risk that such penalties may be imposed; and

WHEREAS, the Board has determined that, in furtherance of these objectives, it is desirable to amend the Plan as permitted by Section 6.2 of the Plan; and

NOW THEREFORE, effective as of the date hereof, the Plan is hereby amended as follows:

1.	Section 7.7 is hereby amended to read in its entirety as follows:

Trust. The Compensation Committee may establish a trust with a bank trustee, for the purpose of paying benefits under this Plan. If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and shall, immediately prior to a Change in Control, be funded in cash or common stock of the Company or such other assets as the Compensation Committee deems appropriate with an amount equal to 120 percent of the aggregate benefits payable under this Plan (including without limitation any required Gross-Up Payments) assuming that all Participants in the Plan incurred a termination of employment entitling them to Separation Benefits immediately following the Change in Control, provided, that, in the event that such funding would result in the imposition of taxes and penalties under Section 409A of the Code with respect to any current or former Section 16 officers or any “covered employees” within the meaning of Section 162(m) of the Code, the trust shall not be funded with respect to such individuals.

2.	Except as expressly modified hereby, the terms and provisions of the Plan shall remain in full force and effect.

NCR CORPORATION

By:	/s/ Peter Lieb
Name:	Peter Lieb
Title:	Senior Vice President,
General Counsel and Secretary